Exhibit 99.1

NEWS RELEASE	February 3, 2006

For further information, contact:
John Q. Shaw, President, New Century Bancorp, Inc.
(910) 892-7080; johns@newcenturybanknc.com
OR
Roland T. Orr, President, Progressive State Bank
(910) 738-1478; timo@progressivestatebank.com
OR
William L. Hedgepeth, President, New Century Bank South
(910) 485-5855; billh@newcenturybanknc.com

NEW CENTURY BANCORP TO ACQUIRE

PROGRESSIVE STATE BANK

Dunn, NC. . . The Boards of Directors of New Century Bancorp, Inc., Dunn, North Carolina (OTC Bulletin Board: “NCBC”), and Progressive State Bank, Lumberton, North Carolina announced today that they had entered into a definitive agreement whereby Progressive State Bank will be acquired by New Century Bancorp through the merger of Progressive State Bank with and into New Century Bank South (formerly New Century Bank of Fayetteville), a wholly-owned subsidiary of New Century Bancorp. The transaction is subject to approval of the shareholders of Progressive State Bank and federal and state banking regulatory authorities. Subject to such approval, the shareholders of Progressive State Bank will receive $21.30 per share in cash. It is anticipated that the merger will take place during third quarter 2006.

John Q. Shaw, president of New Century Bancorp, Inc. and William L. Hedgepeth, president of New Century Bank South commented: “We are delighted to be affiliating with such a well established institution as Progressive State Bank. We believe the combination of our banks can enhance the products and services presently being provided to customers of Robeson, Hoke, and Bladen counties where Progressive currently has four full-service offices. Combining Progressive State Bank and New Century Bank South, which has its headquarters in Fayetteville, is a natural extension of our market. Teaming up with the staff members at Progressive State Bank, many of whom we believe will decide to stay on with the merged bank, will allow us to be an aggressive competitor in these markets and to provide ‘neighbor helping neighbor’ service to a new group of customers and prospective customers.”

Roland T. Orr, president of Progressive State Bank noted: “New Century Bancorp, with its two wholly-owned banks headquartered in Dunn and Fayetteville, is one of the strongest community banks in North Carolina. They have had tremendous success serving markets such as ours since opening in 2000. Teaming up with them will give us greater capital resources and lending capability which will benefit customers in our markets. Their philosophy of offering ‘neighbor helping neighbor’ service fits into our style of banking, and we are excited about the advantages they will bring to our customers as well as our employees.”

New Century Bancorp, Inc., the holding company for New Century Bank in Dunn and New Century Bank South in Fayetteville has offices in Dunn, Clinton, Goldsboro, and Fayetteville. As of December 31, 2005 New Century Bancorp, Inc. had total assets of $436.4 million, total deposits of $367.0 million, and total shareholders’ equity of $33.0 million. Progressive State Bank has offices in Lumberton, Raeford, Pembroke, and Dublin and as of December 31, 2005 had total assets of $59.3 million, total deposits of $50.8 million and total shareholders’ equity of $7.25 million.

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www.newcenturybanknc.com

The information as of and for the quarter year ended December 31, 2005 for both New Century Bancorp and Progressive State Bank as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.